Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Record 2017 Revenue

Columbia, MD. March 1, 2018. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2017.
Overview of Fourth Quarter 2017 Results:

•
Revenue of $131.5 million for fourth quarter of 2017 compared to $127.3 million for fourth quarter of 2016, and record annual revenue of $509.2 million for full year 2017 compared to $490.6 million in 2016

•
Loss of $(0.02) per share for fourth quarter of 2017 compared to $0.40 per share for fourth quarter of 2016 (Adjusted EPS of $0.38 per share for the fourth quarter of 2017 compared to $0.40 per share for fourth quarter of 2016)

•	Cash provided by operating activities of $26.3 million for year ended December 31, 2017 compared to $18.1 million in 2016

•	U.S. tax reform enacted in December 2017, resulting in $3.2 million increased income tax expense, or $0.19 per share in fourth quarter of 2017

“We achieved record revenue in 2017 while concurrently undertaking substantial initiatives that we believe will result in long term growth and increased shareholder value,” stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We are pleased to report that our master services agreement with our largest financial services customer has been extended for one year to July 2019. We are negotiating with the customer the terms of a new multi-year agreement. We are proud of the value we have delivered and the trust and confidence we have received from this major financial institution. While we had restructuring costs, investment in a new ERP system and a large unusual contract write-off in the oil and gas industry in 2017, the adjusted results and cash flow generated from operations clearly demonstrate our potential. In addition, with our renewed emphasis on acquisitions and our recently announced organizational and management team changes, we look forward to the future.”

The Company’s revenue increased $4.2 million or 3.3% during the fourth quarter of 2017 compared to the fourth quarter of 2016 due to both organic growth and acquisitions. Revenue for the fiscal year ended December 31, 2017 was $509.2 million, up $18.6 million or 3.8% from 2016 revenue of $490.6 million.

Operating income decreased $6.6 million to $2.9 million for the fourth quarter of 2017 from $9.5 million for the fourth quarter of 2016. Operating income for the fourth quarter of 2017 includes the following:

•	$3.3 million of restructuring charges consisting primarily of severance expense in connection with the organizational changes announced in December 2017;

•	$1.7 million of ERP system implementation costs;

•
a $1.8 million loss on a contract with a foreign oil and gas client which was terminated in the fourth quarter of 2017 (Of the $1.8 million total loss, $0.5 million is included in cost of revenue relating to final wind down costs on the contract and $1.3 million is included in SG&A expense and represents a bad debt reserve relating to accounts receivable from the client. As of December 31, 2017, the Company had $3.7 million of accounts receivable from this client, net of the allowance for doubtful accounts);

•	a $1.3 million gain on the change in fair value of contingent consideration compared to a loss of $0.1 million in the fourth quarter of 2016; and

•	approximately $0.4 million of costs relating to the organizational changes including executive search fees and labor and benefits expense for transitioning personnel.

The Company continues to finalize its cost reduction plan announced in December 2017. Over the last few months, the Company has undertaken various cost-cutting measures to enable the Company to invest in key priorities and to reduce operating expenses. When completed, the Company anticipates savings, net of investments, to be in excess of $4 million on an annual basis and will see the impact of these reductions predominantly in the second half of 2018.

SG&A expenses increased $4.3 million or 34.7% to $16.6 million for the fourth quarter of 2017 from $12.4 million for the fourth quarter of 2016. The increase is primarily due to $1.7 million of ERP system implementation costs, a $1.4 million increase in bad debt expense, a $0.8 increase in labor and benefits expense and $0.3 million in executive search fees associated with the reorganization in the fourth quarter of 2017.

Interest expense increased $1.1 million in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to contingent interest associated with unremitted value-added tax (VAT) from invoices raised in the fourth quarter of 2017 related to undercharged VAT from prior year client billings. Other income (expense) improved $0.4 million in the fourth quarter of 2017 primarily due to a decrease in foreign currency transaction losses compared to the fourth quarter of 2016.

Income tax expense was $1.6 million, or a 128% effective income tax rate, for the fourth quarter of 2017 compared to $1.7 million, or a 20% effective income tax rate, for the fourth quarter of 2016. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law making significant changes to the Internal Revenue Code. The Company recorded a provisional amount of $3.2 million of additional income tax expense in the fourth quarter of 2017 to reflect the impact of the tax reform in its income tax provision. This included a one-time transition tax of $4.6 million on the mandatory deemed repatriation of cumulative foreign earnings, which was offset by a $1.4 million tax benefit related to the remeasurement of certain deferred tax assets and liabilities based on the lower tax rates at which they are expected to reverse in the future.

Net loss was $0.3 million, or $(0.02) per diluted share, for the fourth quarter of 2017 compared to net income of $6.7 million, or $0.40 per diluted share, for the fourth quarter of 2016. The special items noted above had the effect of reducing earnings by a total of $0.40 per share. Net income for the fiscal year ended December 31, 2017 was $12.9 million or $0.76 diluted earnings per share compared to $20.2 million or $1.21 diluted earnings per share for the fiscal year ended December 31, 2016.

Balance Sheet and Cash Flow Highlights
As of December 31, 2017, the Company had cash of $23.6 million compared to $16.3 million as of December 31, 2016. As of December 31, 2017, the Company had long-term debt outstanding of $28.0 million. In addition, the Company had $37.7 million of short-term borrowings outstanding and $57.0 million of available borrowings under its line of credit as of December 31, 2017.

Cash provided by operating activities was $26.3 million for the year ended December 31, 2017 compared to $18.1 million for the year ended December 31, 2016. During the year ended December 31, 2017, the Company repurchased approximately 182,000 shares of its common stock in the open market for a total cost of approximately $4.3 million. As of December 31, 2017, there was approximately $11.7 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on March 1, 2018. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-745-8951 or 212-231-2915, using conference ID number 21885250. A telephone replay of the call will also be available beginning at 12:00 p.m. on March 1st, until 12:00 p.m. on March 15th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21885250. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2017	2016	2017	2016

Revenue	$131,503	$127,283	$509,208	$490,559
Cost of revenue	109,945	105,401	427,181	410,402
Gross profit	21,558	21,882	82,027	80,157
Selling, general and administrative expenses	16,634	12,352	57,419	48,597
Restructuring charges	3,317	—	3,317	—
Gain (loss) on change in fair value of contingent consideration, net	1,251	(62)	1,620	(136)
Operating income	2,858	9,468	22,911	31,424
Interest expense	1,649	598	3,132	1,568
Other income (expense)	18	(423)	(90)	178
Income before income tax expense	1,227	8,447	19,689	30,034
Income tax expense	1,566	1,715	6,798	9,787
Net income (loss)	$(339)	$6,732	$12,891	$20,247

Basic weighted average shares outstanding	16,780	16,705	16,748	16,696
Diluted weighted average shares outstanding	16,917	16,820	16,873	16,791
Per common share data:
Basic (loss) earnings per share	$(0.02)	$0.40	$0.77	$1.21
Diluted (loss) earnings per share	$(0.02)	$0.40	$0.76	$1.21

Other data:
Adjusted EBITDA(1)	$11,646	$12,159	$47,105	$44,215
Adjusted EPS (1)	$0.38	$0.40	$1.35	$1.22

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliations, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2017	2016	2017	2016
Revenue by segment (1):
Learning Solutions	$56,870	$55,007	$214,820	$208,998
Professional & Technical Services	25,647	24,943	101,051	101,907
Sandy Training & Marketing	25,410	25,958	101,104	101,768
Performance Readiness Solutions	23,576	21,375	92,233	77,886
Total revenue	$131,503	$127,283	$509,208	$490,559

Gross profit by segment (1):
Learning Solutions	$9,682	$9,882	$38,971	$38,954
Professional & Technical Services	3,969	4,217	14,426	15,803
Sandy Training & Marketing	4,328	4,281	14,524	14,181
Performance Readiness Solutions	3,579	3,502	14,106	11,219
Total gross profit	$21,558	$21,882	$82,027	$80,157

Supplemental Cash Flow Information:
Net cash provided by operating activities	$5,086	$6,179	$26,260	$18,077
Capital expenditures	(410)	(218)	(2,734)	(1,402)
Free cash flow	$4,676	$5,961	$23,526	$16,675

(1)
The segment data presented above is based on the organizational structure in effect as of December 31, 2017. In December 2017, the Company announced a new organizational structure effective January 1, 2018, in which it will be organized into two global segments aligned by complementary service lines and supported by a new business development organization aligned by industry sector. The Workforce Excellence segment will include the majority of the existing Learning Solutions segment and the Professional & Technical Services segment and the Business Transformation Services segment will include the majority of the Performance Readiness Solutions segment and the Sandy Training & Marketing segment. Certain business units will transfer between the existing operating segments to better align with the service offerings of the two new segments. The Company's operating results will be reported under this new organizational structure beginning with its financial statements for the first quarter ending March 31, 2018.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2017	2016	2017	2016
Net income (loss)	$(339)	$6,732	$12,891	$20,247
Interest expense	1,649	598	3,132	1,568
Income tax expense	1,566	1,715	6,798	9,787
Depreciation and amortization	1,821	1,493	6,974	6,462
Non-cash stock compensation expense	1,438	1,559	6,314	6,015
Restructuring charges	3,317	—	3,317	—
(Gain) loss on change in fair value of contingent consideration, net	(1,251)	62	(1,620)	136
ERP implementation costs	1,695	—	4,916	—
Loss on a contract with a foreign oil and gas client	1,750	—	4,383	—
Adjusted EBITDA	$11,646	$12,159	$47,105	$44,215

(1)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items such as restructuring charges. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2017	2016	2017	2016
Diluted (loss) earnings per share	$(0.02)	$0.40	$0.76	$1.21
Restructuring charges	0.12	—	0.12	—
(Gain) loss on change in fair value of contingent consideration, net	(0.07)	—	(0.10)	0.01
U.S. Tax Cuts and Jobs Act of 2017	0.19	—	0.19	—
ERP implementation costs	0.06	—	0.18	—
Loss on a contract with a foreign oil and gas client	0.06	—	0.16	—
Contingent interest on unremitted VAT payments	0.04	—	0.04	—
Adjusted EPS	$0.38	$0.40	$1.35	$1.22

(1)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, the impact of U.S. tax reform enacted in December 2017, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain or loss on the change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash	$23,612	$16,346
Accounts and other receivables	119,335	105,549
Costs and estimated earnings in excess of billings on uncompleted contracts	42,958	39,318
Prepaid expenses and other current assets	14,212	11,481
Total current assets	200,117	172,694
Property, plant and equipment, net	5,123	4,547
Goodwill and other intangibles, net	153,198	133,597
Other assets	6,569	4,763
Total assets	$365,007	$315,601

Current liabilities:
Short-term borrowings	$37,696	$17,694
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	78,280	64,596
Billings in excess of costs and estimated earnings on uncompleted contracts	22,356	18,545
Total current liabilities	150,332	112,835
Long-term debt	16,000	28,000
Other noncurrent liabilities	10,621	7,270
Total liabilities	176,953	148,105
Total stockholders’ equity	188,054	167,496
Total liabilities and stockholders’ equity	$365,007	$315,601

© 2018 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925